EXHIBIT 23(iii)






CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in Registration Statements File No. 33-50425, File No. 33-50423 and File No. 33-44437 of Virginia Electric and Power Company on Forms S-3 of our report dated February 6, 1995, appearing in the Annual Report on Form 10-K of Virginia Electric and Power Company for the year ended December 31, 1994.


DELOITTE & TOUCHE LLP
Richmond, Virginia
March 8, 1995